This business integration described in this press release involves securities of a foreign company. This business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this press release has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in open market or privately negotiated purchases.

Security Code 2744
January 11, 2013
To the shareholders:

4-24-8 Taito, Taito-ku, Tokyo, Japan
WIN INTERNATIONAL CO., LTD.
President and Representative Director Hideumi Akizawa

CONVOCATION NOTICE OF
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

WIN INTERNATIONAL CO., LTD. (the “Company”) cordially invites you to attend the Company’s extraordinary general meeting of shareholders to be held as set forth below.

If you are unable to attend the meeting, your voting rights may be exercised in writing.  Please review the Reference Materials for Shareholders Meeting set out below, and cast your vote by filling out the enclosed Voting Form.  Please make sure to return the form so that it is received by 6:00 p.m. on January 29, 2013 (Tuesday) (Japan Time).

1.	Date and Time: 10:00 a.m. on January 30, 2013 (Wednesday) (Japan Time)
2.	Place: 1-7-5 Yushima, Bunkyo-ku, Tokyo, Japan
Tokyo Garden Palace “TENKU”
(Please refer to the “Location Map to the Venue of the Meeting of Shareholders” indicated at the end of this notice)
3.	Purpose of Meeting:
Matters to be Resolved:
Proposal No.1: Approval of Share Transfer Plan
Proposal No.2: Partial Amendments to the Articles of Incorporation

[End]

For those attending, please present the enclosed Voting Form at the reception desk for the meeting.

If any amendment is made to the Reference Materials for Shareholders Meeting, the amendment shall be posted on the Company’s website (address: http://www.win-int.co.jp).

REFERENCE MATERIALS FOR SHAREHOLDERS MEETING

Proposals and Reference Information

Proposal No.1: Approval of Share Transfer Plan

The Company and TESCO CO., LTD. (“TESCO”) (collectively, the “Companies”) agreed to establish WIN-Partners Co., Ltd., which will be a holding company for both the Company and TESCO (the “Joint Holding Company”), by means of a joint share transfer (the “Share Transfer”).  The Companies entered into a “Business Integration Agreement” relating to the Share Transfer and jointly prepared a share transfer plan (the “Share Transfer Plan”) on the Share Transfer based on the respective resolutions of the board of directors meeting of the Companies on November 1, 2012.

In this proposal, the Company requests approval of the establishment of the Joint Holding Company by the Companies by means of a joint share transfer pursuant to the Share Transfer Plan, whereby the Companies will become the wholly-owned subsidiaries of the Joint Holding Company.

The reasons for the Share Transfer, terms of the Share Transfer Plan and other matters relating to this proposal are as follows:

1.         Reasons for the Share Transfer
In the health industry that the Companies belong to, the business environment has been struggling because of the influence of the recent medical service reform intended to contain medical costs. Medical institutions are forced to reduce costs because of the financial deterioration, and the pressure on the suppliers to reduce prices has been mounting. Medical devices distributers are required to accurately understand the environments surrounding customers and to provide high quality service based on their needs.

Under such market environments, the Company has increased its market share focusing on the less-invasive treatments market, including the circulatory organs field in which the Company sells its main products, and has pursued scale advantages, but such difficult market circumstances will probably continue for the foreseeable future.

The Companies have agreed that it is the best choice for the Companies to consider such change of the market environments as a new opportunity for growth and to make effective use of their business resources under their common philosophies and strategies so that the Companies improve our corporate value. Therefore, the Companies agreed to conduct the business integration.

In the business integration, the Company intends to establish the Joint Holding Company in order to construct a structure in which other companies that agree with our philosophies and strategies may easily participate, and to pursue the synergistic effects below.

(i)	The Joint Holding Company will promote M&A transactions and group reorganization in order to be flexible in adjusting to changes in the business environment.
(ii)	The Joint Holding Company will strengthen management transparency by enhancing and strengthening fair and effective governance.
(iii)
The Joint Holding Company will maximize its group corporate value by adopting the strategy of not only respecting geographical characteristics of each industrial company but also generating synergistic effect.

(iv)	The Joint Holding Company will achieve efficient business activities by arranging and allocating its group business resources from a perspective of total optimization.

As described above, the business integration of the Companies will improve the Companies’ corporate value, and the Company believes that such business integration will bring about the best result for all stakeholders, including our shareholders and business partners.

2.         Outline of the Share Transfer Plan
Outline of the Share Transfer Plan is as described in the “Share Transfer Plan (Copy)” set out below.

Share Transfer Plan (Copy)

WIN INTERNATIONAL CO., LTD. (“WIN”) and TESCO CO., LTD. (“TESCO”) have agreed to conduct a share transfer by way of a joint share transfer and therefore, the two companies will jointly prepare this share transfer plan (the “Share Transfer Plan”) as follows:

Article 1.	Share Transfer
In accordance with the provisions of the Share Transfer Plan, WIN and TESCO will, on the Incorporation Date of the Holding Company (as defined in Article 6; hereinafter the same) of wholly-owning parent company (the “Holding Company”) established by way of a share transfer, conduct a share transfer that enables the Holding Company to acquire all of the issued shares of WIN and TESCO (the “Share Transfer”).

Article 2.	Purpose, Corporate Name, Location of Head Office, Total Number of Authorized Shares of the Holding Company and Other Matters to be set forth in the Articles of Incorporation
1.	The purpose, corporate name, location of head office, and total number of authorized shares of the Holding Company are as follows:
(1)	Purpose: As indicated in Article 2 of the Articles of Incorporation attached hereto as Exhibit
(2)	Corporate Name: The corporate name is “WIN-Partners Kabushiki Kaisha”, and is expressed in English as “WIN-Partners Co., Ltd.”
(3)	Location of Head Office: Taito-ku, Tokyo
(4)	Total Number of Authorized Shares: 50,000,000 shares
2.	In addition to the preceding paragraph, matters to be specified in the Articles of Incorporation of the Holding Company shall be as set forth in the Exhibit “Articles of Incorporation.”

Article 3.	Names of Directors, Names of Auditors and Name of Accounting Auditor at the Time of Establishment of the Holding Company
1.	Directors at the time of establishment of the Holding Company:
Director	Hideumi Akizawa
Director	Yuji Akita
Director	Hiromi Mitagami
Director	Hiroyoshi Murata
Director	Shingo Majima
2.	Statutory Auditors at the time of establishment of the Holding Company:
Statutory Auditor	Yoshitaka Urabe
Statutory Auditor	Asaka Kanda
Statutory Auditor	Yasuo Kikuchi
3.	Accounting auditor at the time of establishment of the Holding Company: KPMG AZSA LLC

Article 4.	Shares to be Delivered from the Holding Company upon the Share Transfer and Allocation Thereof
1.
The Holding Company will deliver to each shareholder of WIN and TESCO immediately before the acquisition of all of issued shares of WIN and TESCO by the Holding Company upon the Share Transfer (the “Reference Time”), in exchange for the shares of common stock of WIN and TESCO owned by each shareholder, common stock of the Holding Company in a number equal to the sum of (i) the number of shares of common stock issued by WIN as of the Reference Time multiplied by 1.0 and (ii) the number of shares of common stock issued by TESCO as of the Reference Time multiplied by 15.5 (any fraction less than one share as a result of the calculation shall be disregarded).

2.
The common stock of the Holding Company to be delivered in accordance with the preceding paragraph will be allocated to the shareholders of WIN and TESCO as of the Reference Time, in exchange for the shares of common stock of WIN and TESCO owned by each shareholder, as follows:

(1)	To a shareholder of WIN, 1.0 shares of common stock of the Holding Company per one share of common stock of WIN
(2)	To a shareholder of TESCO, 15.5 shares of common stock of the Holding Company per one share of common stock of TESCO

Article 5.	Stated Capital and Reserve of the Holding Company
The amounts of stated capital and reserves at the time of establishment of the Holding Company are as follows:
(1)	Stated Capital: JPY 550,000,000
(2)	Capital Reserve: JPY 150,000,000
(3)	Retained Earnings Reserve: JPY 0

Article 6.	Incorporation Date of the Holding Company
The date when the incorporation of the Holding Company shall be registered (“Incorporation Date of the Holding Company”) is April 1, 2013.  However, such date may be changed through consultation and agreement between WIN and TESCO if such change is necessary with respect to the procedures of the Share Transfer or for other reasons.

Article 7.	General Meeting of Shareholders for Approval of the Share Transfer Plan
1.
WIN and TESCO will convene an extraordinary general meeting of shareholders on January 30, 2013 and seek a resolution for approval of the Share Transfer Plan and matters necessary for the Share Transfer.

2.
WIN and TESCO may change the dates of the general meetings of shareholders set forth in the preceding paragraph through consultation between WIN and TESCO if such change is necessary with respect to the procedures of the Share Transfer or for other reasons.

Article 8.	Listing of Shares and Administrator of Shareholder Registry
1.
The shares of common stock issued by the Holding Company are scheduled to be listed on JASDAQ (standard) of the Osaka Stock Exchange Co., Ltd. or the equivalent market on the financial instruments exchange where the operation of the Osaka Stock Exchange Co., Ltd. has been assigned on the Incorporation Date of the Holding Company.

2.	The administrator of shareholder registry of the Holding Company shall be Mitsubishi UFJ Trust and Banking Corporation.

Article 9.	Effectiveness of the Share Transfer Plan
The Share Transfer Plan shall become null and void if a resolution for approval of the Share Transfer Plan fails to pass at either party’s general meeting of shareholders, if approval of relevant authorities required under laws and regulations cannot be obtained or if WIN and TESCO have agreed to terminate the Share Transfer Plan during the period after the preparation of the Share Transfer Plan and until the Incorporation Date of the Holding Company.

Article 10.	Change of the Terms of the Share Transfer and Cancellation of the Share Transfer
If any material change occurs to the status of assets or management of WIN or TESCO, if any circumstance occurs or is found out which will cause a material obstacle to the execution of the Share Transfer or if the achievement of the purpose of the Share Transfer Plan otherwise becomes difficult during the period after the preparation of the Share Transfer Plan and until the Incorporation Date of the Holding Company, WIN and TESCO may, through mutual consultation and agreement between them, change the content of the Share Transfer Plan including the terms of the Share Transfer or cancel the Share Transfer.

Article 11.	Consultation
In addition to those matters set forth in the Share Transfer Plan, any matters necessary for the Share Transfer will be separately determined through mutual consultation between WIN and TESCO in accordance with the purpose of the Share Transfer Plan.

[Intentionally left blank]

IN WITNESS WHEREOF, the Share Transfer Plan is prepared in duplicate, with WIN and TESCO each affixing its name and seal and retaining one (1) original hereof.

November 1, 2012

WIN:	4-24-8 Taito, Taito-ku, Tokyo, Japan
WIN INTERNATIONAL CO., LTD.
President and Representative Director Hideumi Akizawa [seal]

TESCO:	1-1 Kimachi, Aoba-ku, Sendai-shi, Miyagi, Japan
TESCO CO., LTD.
Representative Director Yuji Akita [seal]

Exhibit

ARTICLES OF INCORPORATION

CHAPTER I.  GENERAL PROVISIONS

Article 1.	Corporate Name
The name of the Company shall be WIN-Partners Kabushiki Kaisha.  In English, the Company shall be called WIN-Partners Co., Ltd.

Article 2.	Objectives and Purposes
The objectives and purposes of the Company shall be to engage in the following businesses, to control and manage the business activities of the companies that undertake the following business through the holding of shares or other equity interest in such companies and engage in all other businesses related to or connected with these activities:
1.	Manufacturing, sales, import, export, lease, rental, repair, maintenance and installation of medical devices;
2.	Sale of drugs, quasi-drugs, poisonous and deleterious substances;
3.	Advice and consulting related to sale of medical devices, drugs and quasi-drugs;
4.	Advice and consulting related to management and establishment of the medical facilities;
5.	Mediation and consulting related to affiliation, merger, and transfer of business right between the companies;
6.	Construction, upholstering and plumbing;
7.	Recruitment and job placement;
8.	Dealings, lease, mediation and management of real estates;
9.	Planning, production, development, sales, lease, rental, repair and maintenance of software and hardware of computer system;
10.	Advice and consulting related to networking of computer;
11.	Planning of development of information process system and temporary staffing of computer specialists; and
12.	All other businesses related to or connected with the activities described in each item above

Article 3.	Location of Head Office
The Company shall have its head office in Taito-ku, Tokyo.

Article 4.	Method of Public Notice
1.	All public notices of the Company shall be made by the method of electronic public notice.
2.	If any public notice is unable to be made by electronic public notice due to any unavoidable reason, public notice of the Company shall be made by publishing such notice in the Nihon Keizai Shimbun.

CHAPTER II.  SHARES

Article 5.	Total Number of Authorized Shares
The total number of authorized shares of the Company shall be fifty million (50,000,000) shares.

Article 6.	Acquisition of Treasury Shares
The Company may acquire treasury shares by market transactions or other method pursuant to a resolution of the Board of Directors.

Article 7.	Number of Shares Constituting One (1) Unit
The number of shares constituting one (1) unit of shares of the Company shall be one hundred (100) shares.

Article 8.	Record Date
1.
The shareholders with voting rights, whose names are listed or recorded in the shareholder registry as of the close of March 31 of each year, shall be those who are entitled to exercise their rights at the ordinary general meeting of shareholders pertaining to the said business year.

2.
Notwithstanding the preceding paragraph, if it is necessary, the Company may determine, through a resolution of the Board of Directors, upon prior public notice, a certain date to presume that the shareholders or registered stock pledgees listed or recorded in the shareholder registry as of the close of the date are those who are entitled to exercise their rights.

Article 9.	Administrator of Shareholder Registry
1.	The Company shall have an administrator of the shareholder registry.
2.	The appointment of the administrator of the shareholder registry and its place of business shall be determined by a resolution of the Board of Directors and shall be publicly announced.
3.
The shareholder registry of the Company shall be kept in the place of business of the administrator of the shareholder registry.  Registration and record in the shareholder registry or other administrative matters relating to the shares of the Company shall be commissioned to the administrator of the shareholder registry and the Company shall not handle such matters.

Article 10.	Share Handling Regulations
Registration and record in the shareholder registry or other administrative matters relating to the shares of the Company and the fees thereof shall be governed by laws and regulations and these Articles of Incorporation and the Share Handling Regulations, which will be determined by the Board of Directors.

CHAPTER III.  GENERAL MEETINGS OF SHAREHOLDERS

Article 11.	Day of Convocation
An ordinary general meeting of shareholders of the Company shall be convened in June of each year, and an extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 12.	Convener and Chairman
1.
Except as otherwise provided by laws and regulations, general meetings of shareholders shall be convened by the Director-President pursuant to a resolution of the Board of Directors; provided, however, that if the Director-President is unable to convene a general meeting of shareholders, another director in accordance with an order previously determined by the Board of Directors shall convene the meeting.

2.
The Director-President shall preside as chairman at general meetings of shareholders; provided, however, that if the Director-President is unable to preside at a general meeting of shareholders, another director, in accordance with an order previously determined by the Board of Directors, shall preside at the meeting.

Article 13.	Resolutions of General Meetings of Shareholders
1.
Except as otherwise provided by laws and regulations or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be decided by a vote by a majority of the voting rights held by the shareholders entitled to exercise their voting rights and present thereat.

2.
Except as otherwise provided by these Articles of Incorporation, the resolution provided for in Article 309, Paragraph 2 of the Companies Act shall be decided by a vote by at least two-thirds (2/3) of the voting rights held by the shareholders present thereat who hold at least one-third (1/3) of the voting rights held by all shareholders entitled to exercise their voting rights.

Article 14.	Internet Disclosure and Deemed Provision of Reference Materials for Shareholders Meeting
Upon convocation of a meeting of shareholders, by disclosure through a method using the internet in accordance with the applicable ordinance of the Ministry of Justice, the Company may be deemed to have provided its shareholders with the information relating to the matters to be described or indicated in the reference materials for shareholders meeting, business reports and non-consolidated financial statements.

Article 15.	Exercise of Voting Rights by Proxy
1.	A shareholder may designate another shareholder of the Company with voting rights as a proxy to exercise the designating shareholder’s voting rights.
2.
In the event prescribed in the preceding paragraph, such shareholder or his/her proxy shall submit to the Company for each general meeting of shareholders to be attended a document evidencing the appointment of the proxy.

Article 16.	Minutes
The substance of the proceedings at a meeting of shareholders and the results thereof, as well as other matters provided for in laws and regulations, shall be entered or recorded in the minutes.

CHAPTER IV.  DIRECTORS AND BOARD OF DIRECTORS

Article 17.	Establishment of Board of Directors
The Company shall have a Board of Directors.

Article 18.	Number of Directors
The Company shall have fifteen (15) or less directors.

Article 19.	Election of Directors
1.	Directors shall be elected by a resolution made at a general meeting of shareholders.
2.
The election of a director shall be resolved by a vote by a majority of the voting rights held by the shareholders present at a general meeting of shareholders, who hold more than one-third (1/3) of the voting rights held by all shareholders entitled to exercise their voting rights.

3.	Cumulative voting shall not be used in electing directors by resolution.

Article 20.	Term of Office of Directors
The term of office of a director shall expire at the close of the ordinary general meeting of shareholders pertaining to the last business year ending within one (1) year after his/her election.

Article 21.	Convener and Chairman of Meetings of Board of Directors
Except as otherwise provided for by laws and regulations, the Director-President shall convene the meeting of the Board of Directors and act as chairman at the meeting; provided, however, that if the Director-President is unable to convene the meeting or preside at the meeting, another director, in accordance with an order previously determined by the Board of Directors, shall convene the meeting and preside at the meeting.

Article 22.	Representative Director and Directors with Specific Titles
1.	The Company shall elect a Representative Director through a resolution of the Board of Directors.
2.	Representative Director shall represent the Company and execute the operations of the Company.
3.
The Board of Directors may elect one (1) Director-President, one (1) Director-Chairman, one (1) Director-Vice-President and several Senior Managing Director(s) and Managing Director(s) by its resolution.

Article 23.	Notice of Convocation of Meetings of Board of Directors
A notice of the convocation of a meeting of the Board of Directors shall be dispatched to each director and statutory auditor at least three (3) days prior to the date of such meeting; provided, however, in the case of an emergency, this period may be shortened.

Article 24.	Resolutions of Meetings of Board of Directors
Resolutions of a meeting of the Board of Directors shall be decided by a vote of a majority of the directors present thereat who constitute a majority of the directors entitled to vote on the resolution.

Article 25.	Omission of Resolutions of Meetings of Board of Directors
In the event that a director makes a proposal regarding a matter to be resolved at the meeting of the Board of Directors, and all of the directors (limited to those who are entitled to vote on such matter) expressed their consent to such proposal in writing or by electromagnetic record, the resolution to adopt such proposal is deemed to have been made at the meeting of the Board of Directors; provided, however, that if a statutory auditor expresses his/her objection to such proposal, this shall not apply.

Article 26.	Minutes of Meetings of Board of Directors
The substance of the proceedings at a meeting of the Board of Directors and the results thereof, as well as other matters provided for in laws and regulations, shall be entered or recorded in the minutes, and the Directors and Statutory Auditors present shall affix their names and seals or electronic signatures thereto.

Article 27.	Regulations of Board of Directors
Matters regarding the Board of Directors shall be prescribed by the Regulations of the Board of Directors determined by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

Article 28.	Remuneration of Directors
The remuneration or bonuses, or any other property benefits to be received from the Company in consideration for execution of duties (“Remuneration”) by the directors shall be determined by a resolution of a meeting of shareholders.

Article 29.	Exemption of Directors from Liability
Pursuant to Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of Board of Directors, exempt a director (including a person who used to be a director) from his/her liability for damages that resulted from his/her non-performance of his/her duties to the extent permitted by laws and regulations.

Article 30.	Liability Limitation Agreement with Outside Directors
The Company may enter into a liability limitation agreement with any outside director, under which such outside director is liable for the damage prescribed in Article 423, Paragraph 1 of the Companies Act up to total of the amounts prescribed in each Item of Article 425, Paragraph 1 of the Companies Act.

CHAPTER V.  STATUTORY AUDITORS AND BOARD OF STATUTORY AUDITORS

Article 31.	Establishment of Statutory Auditors and Board of Statutory Auditors
The Company shall have statutory auditors and a Board of Statutory Auditors.

Article 32.	Number of Statutory Auditors
The Company shall have five (5) or less statutory auditors.

Article 33.	Election of Statutory Auditors
1.	Statutory auditors shall be elected by a resolution made at a general meeting of shareholders.
2.
The election of a statutory auditor shall be resolved by a vote by a majority of the voting rights held by the shareholders present at a general meeting of shareholders who hold more than one-third (1/3) of the voting rights held by all shareholders entitled to exercise their voting rights.

Article 34.	Term of Office of Statutory Auditors
1.
The term of office of a statutory auditor shall expire at the close of the ordinary general meeting of shareholders pertaining to the last business year ending within four (4) years after his/her election.

2.	The term of office of a statutory auditor elected to fill a vacancy shall expire when the remaining term of his or her predecessor expires.

Article 35.	Board of Statutory Auditors and Full-time Statutory Auditor
1.	The Company shall have a Board of Statutory Auditors.
2.	A Full-time Statutory Auditor shall be elected by a resolution of the Board of Statutory Auditors.

Article 36.	Notice of Convocation of Meetings of Board of Statutory Auditors
A notice of the convocation of a meeting of the Board of Statutory Auditors shall be dispatched to each statutory auditor at least three (3) days prior to the date of such meeting; provided, however, that in the case of an emergency, this period may be shortened.

Article 37.	Resolutions of Meetings of Board of Statutory Auditors
Except as otherwise provided by laws and regulations, resolutions of a meeting of the Board of Statutory Auditors shall be decided by a vote of a majority of all of the statutory auditors.

Article 38.	Minutes of Meetings of Board of Statutory Auditors
The substance of the proceedings at a meeting of the Board of Statutory Auditors and the results thereof, as well as other matters provided for in laws and regulations, shall be entered or recorded in the minutes, and the Statutory Auditors present shall affix their names and seals or electronic signatures thereto.

Article 39.	Regulations of Board of Statutory Auditors
Matters regarding the Board of Statutory Auditors shall be prescribed by the Regulations of the Board of Statutory Auditors determined by the Board of Statutory Auditors, in addition to laws and regulations and these Articles of Incorporation.

Article 40.	Remuneration of Statutory Auditors
The remuneration of the statutory auditors shall be determined by a resolution of a meeting of shareholders.

Article 41.	Exemption of Statutory Auditors from Liability
Pursuant to Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt a statutory auditor (including person who used to be a statutory auditor) from his/her liability for damages that resulted from his/her non-performance of his/her duties to the extent permitted by laws and regulations.

Article 42.	Liability Limitation Agreement with Outside Statutory Auditors
The Company may enter into a liability limitation agreement with any outside statutory auditor, under which such outside director is liable for the damage prescribed in Article 423, Paragraph 1 of the Companies Act up to total of the amounts prescribed in each Item of Article 425, Paragraph 1 of the Companies Act.

CHAPTER VI.  ACCOUNTING AUDITOR

Article 43.	Establishment of Accounting Auditor
The Company shall have an accounting auditor.

Article 44.	Election of Accounting Auditor
The accounting auditor shall be elected by a resolution made at a general meeting of shareholders.

Article 45.	Term of Office of Accounting Auditor
1.
The term of office of an accounting auditor shall expire at the close of the ordinary general meeting of shareholders pertaining to the last business year ending within one (1) year after the election.

2.
Except as otherwise resolved at the ordinary general meeting of shareholders set forth in the preceding paragraph, an accounting auditor is deemed to have been re-elected at said ordinary general meeting of the shareholders.

Article 46.	Remuneration of Accounting Auditor
The remuneration of an accounting auditor shall be determined by the Representative Director with the consent of the Board of Statutory Auditors.

Article 47.	Exemption of Accounting Auditor from Liability
Pursuant to Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of Board of Directors, exempt an accounting auditor (including a person who used to be a accounting auditor) from his/her liability for damages that resulted from his/her non-performance of his/her duties to the extent permitted by laws and regulations.

Article 48.	Liability Limitation Agreement with Accounting Auditor
The Company may enter into a liability limitation agreement with an accounting auditor, that limits the liability of the accounting auditor prescribed in Article 423, Paragraph 1 of the Companies Act when the accounting auditor fulfills the requirements prescribed in the Companies Act.

CHAPTER VII.  ACCOUNTING

Article 49.	Business Year
The business year of the Company shall commence on April 1 each year and end on March 31 of the following year.

Article 50.	Year-End Dividends
The Company shall, through a resolution of a meeting of shareholders, pay a dividend from a surplus in cash to shareholders or registered pledgees of shares whose names have been entered or recorded in the shareholder registry as of the close of March 31 of each year (“Year-End Dividend”).

Article 51.	Interim Dividends
The Company may, through a resolution of the Board of Directors, pay a dividend from a surplus prescribed in Article 454, Paragraph 5 of the Companies Act to shareholders or registered pledgees of shares whose names have been entered or recorded in the shareholder registry as of the close of September 30 of each year (“Interim Dividend”).

Article 52.	Exclusion Period for Dividends
1.
If the dividends are to be paid in cash, the Company shall be released from its obligation to pay such dividends which remain unclaimed for more than three (3) years after the date on which such dividends first became payable.

2.	No interest shall be added to the unpaid dividends.

[End]

SUPPLEMENTARY PROVISIONS

Article 1.	First Business Year
Notwithstanding the provisions of Article 49, the first business year of the Company shall be from the date of incorporation of the Company until March 31, 2014.

Article 2.	Remuneration of Initial Directors and Statutory Auditors
Notwithstanding the provision of Articles 28 and 40, the total amount of the Remuneration for the term starting from the date of the incorporation of the Company and until the conclusion of the first ordinary meeting of shareholders, shall be JPY 150,000,000 or less for the directors, and shall be JPY 50,000,000 or less for the statutory auditors.

Article 3.	Deletion of Supplementary Provisions
These supplementary provisions shall be deleted at the conclusion of the initial ordinary meeting of shareholders.

[End]

3.	Appropriateness of the Provisions Concerning the Matters Listed in Article 773, Paragraph 1, Item 5 and 6 of the Companies Act
(1)	Matters Regarding the Shares that the Holding Company will Deliver upon the Share Transfer and Allocation Thereof
The Companies have determined the ratio of allotment of common shares of the Joint Holding Company to be delivered to the respective shareholders of the Company and TESCO upon the incorporation of the Holding Company by way of the Share Transfer (“Share Transfer Ratio”) as follows:

(i)    Share Transfer Ratio
Company Name	Company	TESCO
Share Transfer Ratio	1	15.5
(Notes)
1.	Stock Transfer Ratio
One share of common stock of the Joint Holding Company will be allotted and delivered for each share of common stock of the Company, and 15.5 shares of common stock of the Joint Holding Company will be allotted and delivered for each share of common stock of TESCO. The share transfer ratio above may be changed through consultation between the Companies if any material change occurs with regard to any of the various conditions upon which the ratio has been determined. The Joint Holding Company plans to adopt the share unit system, under which one share unit is 100 shares.

2.	Number of new shares to be delivered by the Joint Holding Company through the Share Transfer (tentative)
15,251,655 shares of common stock
The above number of shares is calculated based on the total number of outstanding shares of the Company, 12,303,400 shares (as of September 30, 2012), and those of TESCO, 190,210 shares (as of September 30, 2012). The actual number of new shares delivered by the Joint Holding Company may change.

3.	Treatment of shares of less than one unit
The shareholders who receive an allocation of shares of less than one unit (100 shares) of the Joint Holding Company (the “Shares Less than One Unit”) may not sell Shares Less than One Unit on the Osaka Stock Exchange or other securities exchange. Such shareholders who hold Shares Less than One Unit may request the Joint Holding Company to purchase their Shares Less than One Unit pursuant to Article 192, Paragraph 1 of the Companies Act.

(ii)   Basis for Calculation of Description of the Allotments in the Share Transfer, etc.
(a)   Basis of Calculation
In order to ensure fairness and propriety in the calculation of the share transfer ratio for the Share Transfer, the Company has decided to request a calculation of the share transfer ratio from a third party valuation institution, and has appointed Daiwa Securities Co. Ltd. (“Daiwa Securities”) as the third party valuation institution.

As to the Company, Daiwa Securities has adopted the market price analysis (Daiwa Securities has set October 31, 2012 as the reference date and has analyzed the average closing share prices for the one month, three months and six months immediately prior to the reference date) as the market approach valuation method, as the common stock of the Company is listed on the financial instruments exchange and there are market prices for the shares of the Company.  As to TESCO, Daiwa Securities has not adopted the market price analysis as the common stock of TESCO is not listed and there are no market prices for the shares of TESCO.  However, there are some comparable listed companies of TESCO, and Daiwa Securities has adopted the comparable company analysis as the market approach valuation method.  In addition, as to both of the Companies, Daiwa Securities has adopted the discounted cash flow analysis (the “DCF analysis”) as the income approach valuation method in order to reflect the situation of the future business activities of the Companies.  The future profit plan of the Companies, which Daiwa Securities has premised on the calculation by the DCF analysis, does not assume that there will be any significant increases or decreases in profit.  The outline of the result of the calculation by Daiwa Securities is as below.  The below range of the share transfer ratio states the computed range of the number of common shares of TESCO for every one common share of the Company.

Valuation Method	Range of Share Transfer Ratio
Market Price Analysis / Comparable Company Analysis	18.23 ～ 21.32
DCF Analysis	15.47 ～ 21.49

Daiwa Securities has used the information received from the Companies, information obtained through hearing and information generally available to public to calculate the share transfer ratio in principle, has assumed that all such materials and information are accurate and complete, and has not conducted any independent verification of the accuracy, credibility, completeness and adequacy of these materials and information.

In addition, Daiwa Securities has not made any independent evaluation, appraisal or verification of the assets or liabilities (including unlisted assets and debts, and other contingent liabilities) of the Companies, nor has it requested an appraisal or verification from any other third-party valuation institution.

Daiwa Securities assumed that the business plan and the financial projections for both of the Companies have been rationally and appropriately prepared and drafted on the basis of the best possible estimates and assessments available at this point in time from the management of each of the Companies, and Daiwa Securities, with the consent of the Company, placed reliance on such information without conducting independent verification.  The results of the calculation of the share transfer ratio submitted by Daiwa Securities do not represent an opinion on fairness of the share transfer ratio for the Share Transfer.

(b)   Process of Calculation
As described above, the Company requested Daiwa Securities to calculate the share transfer ratio to be used in the Share Transfer, referred to the results of the calculations by such third party valuation institutions, and discussed with TESCO as to the share transfer ratio upon careful deliberation considering various factors, such as the financial and asset conditions, the surrounding business environment, changes of the market share price and future projections, in a comprehensive manner.  As a result, the Company determined that the share transfer ratio set forth in (1)(i) is appropriate and that it benefits the shareholders of the Company and agreed on the share transfer ratio.

The share transfer ratio above may be changed through consultation between the Companies if any material change occurs with regard to any of the various conditions upon which the ratio has been determined.

(c)   Relationship with the Valuation Institution
Daiwa Securities, a third party valuation institution, is not a related party of the Companies and has no material related interest to be noted in the Share Transfer.

(2)       Amounts of the Stated Capital and Reserves of the Joint Holding Company
The Companies have determined the amounts of the stated capital and reserves of the Joint Holding Company upon the establishment of the Joint Holding Company by way of the Share Transfer as follows:
(1) Stated Capital: JPY 550,000,000
(2) Capital Reserve: JPY 150,000,000
(3) Retained Earnings Reserve: JPY 0
The amounts of the stated capital and reserves set forth above have been determined in accordance with Article 52 of the Company Accounting Regulations upon mutual consultation between the Companies, taking into consideration the capital management policy of the Joint Holding Company and other relevant factors.

4.	Matters Regarding TESCO
(1)	Details of the Financial Statements for the Latest Fiscal Year (Fiscal Year Ended May 2012) of TESCO
Details of the financial statements for the latest fiscal year (from June 1, 2011 to May 31, 2012) of TESCO are as provided from page 29 to page 38.

(2)	Subsequent Events of TESCO that Materially Affect the Status of the Corporate Assets that Have Taken Place after the Last Day of the Latest Fiscal Year
No applicable matters.

5.	Subsequent Events of the Company that Materially Affect the Status of the Corporate Assets that Have Taken Place after the Last Day of the Latest Fiscal Year (Fiscal Year Ended March 2012)
No applicable matters.

6.	Matters Provided in Article 74 of the Ordinance for Enforcement of the Companies Act Concerning the Individuals who will become Directors of the Joint Holding Company
The individuals who will become the directors of the Joint Holding Company are as follows:

Name (Date of Birth)	Profile, Positions, Responsibilities and Material Concurrently Held Positions	(1) Number of Shares of the Company Held (2) Number of Shares of TESCO Held (3) Number of Shares of the Joint Holding Company to be Allotted
Hideumi Akizawa (December 10, 1960)
April 1983 Joined NISHIMOTO INDUSTRY Co., Ltd. (Currently Canon Lifecare Solutions Inc.)
September 1992 Joined Takumi Concern Co., Ltd. (Currently the Company)
General Manager of Business Department of the Company
October 1992 Representative Director of the Company
May 1994 President and Representative Director of the Company (incumbent)
(1) 4,107,300 shares (2) - (3) 4,107,300 shares
Yuji Akita (August 23, 1967)
April 1990 Joined OBIC Co., Ltd.
March 1995 Joined Arrow Japan (Currently Teleflex Medical Japan）
September 1997 Joined TESCO
April 2005 Executive Director of TESCO
June 2006 Senior Executive Director of TESCO
August 2011 Representative Director of TESCO (incumbent)
(1) - (2) 77,790 shares (3) 1,205,745 shares

Hiromi Mitagami (April 18, 1960)
April 1981 Joined Nihon Medix Co., Ltd.
February 1987 Joined Takumi Concern Co., Ltd. (Currently the Company)
April 2000 General Manager of Medical Devices Business Department of the Company
June 2000 Director of the Company (incumbent)
October 2006 General Manager of Business Headquarters of the Company
October 2007 Corporate Officer, General Manager of Business Headquarters and General Manager of Start-Up Business Department of the Company
August 2009 Corporate Officer, General Manager of Business Headquarters and Second Business Department of the Company (incumbent)
(1) 204,400 shares (2) - (3) 204,400 shares
Hiroyoshi Murata (January 31, 1957)
April 1979 Joined Yukijirushi Bussan Co., Ltd. (Currently NIPPON ACCESS, INC.)
July 1984 Joined Nihon Medix Co., Ltd.
September 1985 Joined Takumi Concern Co., Ltd. (Currently the Company)
October 2006 Business Manager of Medical Devices and General Manager of Second Medical Devices Business  Department of the Company
April 2008 Corporate Officer and General Manager of Internal Audit Department of the Company
April 2010 Corporate Officer and  General Manager of General Affairs Department (incumbent)
June 2010 Director of the Company (incumbent)
(1) 112,600 shares (2) - (3) 112,600 shares
Shingo Majima (September 24, 1946)
March 1972 Registration as a certified public accountant
Formed Certified Public Accountant Office of Shingo Majima
September 1975 Joined Peat Marwick Mitchell & Co. (Currently KPMG LLP) New York Office
March 1981 Registration as a American certified public accountant (New York)
September 1987 Partner of Peat Marwick Mitchell & Co. (Currently KPMG LLP) New York Office
April 2006 Professor of faculty of commerce of Chuo University (incumbent)
June 2007 Outside Director of Aderans Co., Ltd.
June 2012 Director of the Company (incumbent)
(1) - (2) - (3) -

(Notes)
1.
There is no special conflict of interest between each candidate for director and the Companies and no special conflict of interest is expected to arise between each candidate and the Joint Holding Company.

2.	Special Instructions for Outside Director
Mr. Shingo Majima is a candidate for the outside director among the candidates for directors.
(1) Reason for becoming a candidate for outside director

We have determined that his abundant knowledge and experience of finance and accounting as a certified public accountant will be useful to further enhance the monitoring for the business of the Joint Holding Company, though he has not engaged in business management directly.

(2) Liability Limitation Agreement

The Company has entered into a liability limitation agreement with Mr. Shingo Majima in order to enable the outside director to fulfill the expected role, and the Joint Holding Company will enter into a liability limitation agreement with him if he is appointed as a director of the Joint Holding Company.

(Outline of Liability Limitation Agreement)

Upon entering into the agreement, if the outside director is without knowledge and is not grossly negligent in performing his/her duties, the outside director is liable for the damage prescribed in Article 423, Paragraph 1 of the Companies Act up to total of the amounts prescribed in each Item of Article 425, Paragraph 1 of the Companies Act.

(3) Independent Officer
The Joint Holding Company will appoint Mr. Shingo Majima as an independent officer set forth by the Osaka Stock Exchange Co., Ltd. and will register him as an independent officer.

7.	Matters Provided in Article 76 of the Ordinance for Enforcement of the Companies Act Concerning the Individuals who will become Statutory Auditors of the Joint Holding Company
The individuals who will become the statutory auditors of the Joint Holding Company are as follows:

Name (Date of Birth)	Profile, Positions and Material Concurrently Held Positions	(1) Number of Shares of the Company Held (2) Number of Shares of TESCO Held (3) Number of Shares of the Joint Holding Company to be Allotted
Yoshitaka Urabe (March 24, 1950)	April 1972 Joined Marubeni Corporation March 2000 Joined the Company June 2000 Statutory Auditor of the Company June 2008 Full-time statutory auditor of the Company (incumbent)	(1) 29,400 shares (2) - (3) 29,400 shares
Asaka Kanda (December 25, 1963)
April 1993 Registration as an attorney-at-law of Daini Tokyo Bar Association
Joined Ginza Higashi Law Office
April 1999 Partner of Lexwell Partners
May 2002 Partner of Nishishinbashi Sogo Law Office
June 2008 Statutory Auditor of the Company (incumbent)
December 2009 Partner of Waseda Legal Clinic (incumbent)
(1) - (2) - (3) -
Yasuo Kikuchi (March 24, 1969)
July 1996 Joined BDO Toyo & Co.
April 2000 Registration as a certified public accountant
May 2002 Member of Akatsuki tax account corporation (incumbent)
September 2004 Member of BDO Toyo & Co.
June 2007 Auditor of Tele Marketing Association of Japan (Currently Call Center Association of Japan) (incumbent)
June 2008 Statutory Auditor of the Company (incumbent)
(1) - (2) - (3) -
(Notes)
1.
There is no special conflict of interest between each candidate for statutory auditor and the Companies and no special conflict of interest is expected to arise between each candidate and the Joint Holding Company.

2.	Special Instruction for Outside Statutory Auditor
Mr. Asaka Kanda and Mr. Yasuo Kikuchi are candidates for outside statutory auditors.
(1) Reason for becoming a candidate for outside statutory auditor
(i) Mr. Asaka Kanda

We have determined that his professional knowledge and experience as an attorney-at-law will be useful to further enhance the audit of the Joint Holding Company, though he has not engaged in business management directly.

(ii) Mr. Yasuo Kikuchi

We have determined that his abundant knowledge and experience of finance and accounting as a certified public accountant will be useful to further enhance the audit of the Joint Holding Company, though he has not engaged in business management directly.

(2) Liability Limitation Agreement

The Company has entered into a liability limitation agreement with Mr. Asaka Kanda and Mr. Yasuo Kikuchi in order to enable the outside statutory auditors to fulfill the expected role, and the Joint Holding Company will enter into a liability limitation agreement with each of them if they are appointed as statutory auditors of the Joint Holding Company.

(Outline of Liability Limitation Agreement)

Upon entering into the agreement, if the outside statutory auditor is without knowledge and is not grossly negligent in performing his/her duties, the outside statutory auditor is liable for the damage prescribed in Article 423, Paragraph 1 of the Companies Act up to total of the amounts prescribed in each Item of Article 425, Paragraph 1 of the Companies Act.

(3) Independent Officer
The Joint Holding Company will appoint Mr. Asaka Kanda and Mr. Yasuo Kikuchi as independent officers set forth by the Osaka Stock Exchange Co., Ltd. and will register as independent officers.

8.	Matters Provided in Article 77 of the Ordinance for Enforcement of the Companies Act Concerning the Individuals who will become the Accounting Auditor of the Joint Holding Company
The entity that will become the accounting auditor of the Joint Holding Company is as follows:

Name	KPMG AZSA LLC
Location of the Principal Office	Azsa Center Building, 1-2 Tsukudocho, Shinjuku-ku, Tokyo
Summary (As of the last day of September 2012)
● Staff
Number of Certified Public Accountants: 2,793
Number of Individuals Who Passed the Exam for Certified Public Accountant (including Assistant Certified Public Accountants): 1,264
Number of Professional Staff: 593
Number of Other Staff:  590
Total: 5,240
● Clients
Number of Clients for Audit Certification Work: 3,287 Companies
Other Work: 1,093 Companies
● Capital Amount JPY 3,000 million
● Number of Offices 12 Offices in Japan

History
July 1969 Formed Auditing Company Asahi Accounting Company
July 1985 Formed Auditing Company Asahi Shinwa Accounting Company by the merger of Auditing Company Asahi Accounting Company and Shinwa Auditing Company (Formed December 1974)
October 1993 Formed Asahi & Co. by a merger of Auditing Company Asahi Shinwa Accounting Company and Inoue Saito Eiwa Auditing Company (Formed in April 1978)
February 2003 Formed AZSA & Co. by KPMG Japan (Formed as a Japan office of Peat Marwick Mitchell & Co. in 1949 in Tokyo)
April 2003 Asahi & Co. formerly becoming a KPMG member firm
January 2004 Formed AZSA & Co. upon a merger of Asahi & Co. and AZSA & Co., continually being a KPMG member firm
July 2010 Changed to LLC Auditing Company, and changed the corporate name to “KPMG AZSA LLC”

(Note) The Company entrusts advice services relating to system development to KPMG AZSA LLC and paid JPY one (1) million in total for the last two (2) years accordingly.

9.	Matters Concerning the Resolution for this Proposal
The resolution approving this proposal will cease to have effect if the Share Transfer Plan ceases to be effective or the Share Transfer is cancelled pursuant to Article 9 (Effectiveness of the Share Transfer Plan) or Article 10 (Change of the Terms of the Share Transfer and Cancellation of the Share Transfer) of the Share Transfer Plan.

Proposal No.2: Partial Amendments to the Articles of Incorporation

1.	Reasons for the Amendments
The Company provides the record date of the ordinary general meeting of shareholders in Article 8 of the current Articles of Incorporation of the Company.  However, when “Proposal No.1: Approval of Share Transfer Plan” is approved and “WIN-Partners Co., Ltd.” is established on April 1, 2013 (scheduled), the Company’s shareholder will be one single company, “WIN-Partners Co., Ltd.”  Therefore, there will be no need for the provisions of the record date of the ordinary general meeting of shareholders set forth in the Articles of Incorporation of the Company.  Along with such change, the Articles of Incorporation shall be amended by deleting the provisions set forth in Article 8 (Record Date) of the current Articles of Incorporation and moving up the Article numbers from Article 9 of the current Articles of Incorporation onward.

The amendments to the Articles of Incorporation shall become effective as of March 31, 2013, under the conditions that Proposal No. 1 is approved, that the Share Transfer Plan approved by Proposal No.1 has not lost its effect by the day before March 31, 2013, and that the Share Transfer has not been cancelled.

2.	Details of the Amendments
The details of the amendments are as follows.  The Articles of current Articles of Incorporation which shall not be amended is omitted.

  (The amended parts are underlined.)
Current Articles of Incorporation	Proposed Amendments
Article 8. (Record Date)
1.    The shareholders with voting rights, whose names are listed or recorded in the shareholder registry as of the close of March 31 of each year, shall be those who are entitled to exercise their rights at the ordinary general meeting of shareholders pertaining to the said business year.

<Deleted>
2.    Notwithstanding the preceding paragraph, if it is necessary, the Company may determine, through a resolution of the Board of Directors, upon prior public notice, a certain date  to presume that the shareholders or registered stock pledgees listed or recorded in the shareholder registry as of the close of the date are those who are entitled to exercise their rights.

Article. 9 through Article. 49 (Provisions Omitted)	Article. 8 throught Article. 48 (Same as the current Articles of Incorporation)
(Reference)
The Company is planning to pay year-end dividends for the fiscal year ending on March 2013 to the shareholders or registered stock pledgees listed or recorded in the shareholder registry as of the close of March 31, 2013.  The Company will pursue a dividend payout ratio of more than 35% for the year-end dividends.
[End]

(Financial Statements for the Latest Fiscal Year of TESCO)

Business Report
(From June 1, 2011 to May 31, 2012)

1.	Current Status of the Company
(1)	Progress and Results of Business
Although the Japanese economy gradually recovered from a long-term stagnation during this fiscal year due to development reconstruction projects for the Great East Japan Earthquake in March 2011, uncertain situations continued based on concerns over the downturn of overseas economies due to the financial crisis of Europe, the rising price for crude oil, foreign exchange fluctuations, and so on.

In the medical devices industry, to which the Company belongs, although reimbursements of medical fees slightly increased, medical institutions are pursuing continuous effective business improvement.  Sales prices in April and May 2012 were influenced by the reduction in the reimbursement price of the special treatment medical materials on April 2012.

Under such tight circumstances, the Company came together and focused on our business operation.  As a result, sales for this fiscal year were JPY 8,380.032 million (up 17.6% from previous year).  With regard to profit, operating profit was JPY 396.403 million (up 14.0% from previous year), and current profit was JPY 341.594 million (down 5.4% from previous year) due to a record non-operating income and expenses from the income of insurance payment and sales of securities.

(2)	Status of Financing Activities
The Company raised funds through shot-term loans from financial institutions during this fiscal year.

(3)	Status of Capital Expenditures
Total capital expenditures made during this fiscal year was JPY 53.212 million (including JPY 12.748 million as intangible fixed assets).  Primary capital expenditures were JPY 14.000 million as rental assets for business, JPY 7.500 million as renewal of sales management system, and JPY 10.332 million (for 65 computers) as renewal of computers for business processing.  There were no retirements, sales, etc. of important capital assets.

(4)	Issues to be Addressed
Payment system for medical service was reviewed, and the reimbursement price of special treatment medical materials that the Company handles was lowered on April 2012.  This reduction was reflected in the sales prices for medical institutions.

Under such tight circumstances, the Company is expanding its line of business, actively conducting sales activities for treatment departments other than those for existing clients, and with a wide vision, is trying to extend sales channels.

(5)	Status of Assets and Income and Losses

Item	36th fiscal year	37th fiscal year	38th fiscal year	39th fiscal year (current fiscal year)
Sales	Thousands of Yen 7,152,803	Thousands of Yen 7,412,388	Thousands of Yen 7,127,329	Thousands of Yen 8,380,032
Net Profit	240,610	209,222	219,348	159,777
Net Profit Per Share (Unit: Yen)	633.18	562.42	589.64	840.00
Total Assets	4,121,574	4,293,102	4,150,043	4,444,187
Net Assets	2,067,212	2,250,335	2,444,103	2,152,868

(6)	Status of Significant Parent Company and Subsidiaries
Not applicable.

(7)	Main Business Activities
Outline of Business
The Company purchases medical devices from manufacturers of medical devices and sells those medical devices to medical institutions.  The Company handles medical materials such as catheters for diagnosis and curing used for endovascular treatment, artificial vessels and artificial heart lung apparatuses used for medical treatment in surgery, pace makers and ICDs used for medical treatment for arrhythmia, some kinds of endoscopes used in digestive endoscopy and other related medical materials.  In addition, the Company handles medical devices such as MRIs, X-ray computed tomography scanners, and ultrasonography.

(8)	Main Business Office and Status of Employees
(i)	Business Office
Name	Location
Headquarters	Sendai-shi, Miyagi
Branch in Fukushima	Fukushima-shi, Fukushima
Business Office in Koriyama	Koriyama-shi, Fukushima

(ii) Status of Employees			(as of May 31, 2012)
Number of Employees (Number)	Average Age (Age)	Average Length of Continuous Employment (Year)	Average Annual Salary (Thousands of Yen)
60	38.9	10.5	4,675
(Notes)
1.	Number of employees, average age, average length of continuous employment and average annual salary do not include temporary employees.
2.	Average annual salary includes bonus and extra wages.

(iii)	Status of Labor Union
 Labor union is not organized in the Company, and the labor-management relations continue to be good.

(9) Principal Lenders		(as of May 31, 2012)
Lenders	Outstanding Debt (Thousands of Yen)	Note
The Akita Bank, Ltd.	100,000	Short-term debt
Total	100,000

(10)	Other Important Matters Relating to Status of the Company
The Company entered into a basic agreement relating to the business integration between WIN INTERNATIONAL CO., LTD. on May 9, 2012.  Under the basic agreement, the Company and WIN INTERNATIONAL CO., LTD. seek to strengthen the existing capital and business alliance for further growth and heighten company value by strengthening competitive power and earning capacity.  Therefore, in order to execute the business integration early, the Company and WIN INTERNATIONAL CO., LTD. have entered into discussions for the business integration on equal footing.

2.	Matters Relating to the Company’s Shares (as of May 31, 2012)
(1)	Total number of authorized shares	600,000 shares
(2)	Total number of issued shares	190,210 shares
(3)	Number of shareholders	5

(4)	Major shareholders
Name of Shareholder	Number of Shares Held	Shareholding Ratio
Yuji Akita	77,790 shares	40.89%
KIEMA KIKAKU CO., LTD.	61,000 shares	32.06%
Kieko Akita	27,830 shares	14.63%
Junichi Akita	15,590 shares	8.19%
WIN INTERNATIONAL CO., LTD.	8,000 shares	4.20%

(5)	Acquisition and Disposition of Treasury Shares
The Company acquired 84,000 shares of common stock and 97,790 shares of class A stock and cancelled 104,000 shares of common stock and 105,790 shares of class A stock on April 18, 2012, during this fiscal year.

3.	Matters Relating to the Company’s Share Options
Not applicable.

4.	Matters Relating to the Company’s Officers
(1)	Status of Directors and Statutory Auditors (as of May 31, 2012)
Position	Name
Representative Director	Yuji Akita
Director	Shigeo Kato
Director	Yasushi Sugano
Statutory Auditor	Kieko Akita

(2)	Total of Remuneration Paid to Directors and Statutory Auditors During this Fiscal Year
Position	Number of Officers Paid	Amount of Remuneration
Directors	4	JPY 75,600,000
Statutory Auditor	1	JPY 4,200,000

Annexed Detailed Statements (Business Report)

There are no material matters to complement the business report.

Balance Sheet
(As of May 31, 2012)

(Unit: Thousands of Yen)
Assets		Liabilities
Account Title	Amount	Account Title	Amount
Current Assets	4,070,333	Current Liabilities	2,162,142
Cash and Deposit	1,950,323	Notes Payable	802,666
Notes Receivable	208,821	Accounts Payable	1,023,133
Accounts Receivable	1,485,438	Short Term Loans	100,000
Securities	47,980	Accrued Liabilities	12,022
Goods	259,186	Accrued Expenses	103,653
Accrued Revenue	133,180	Accrued Income Tax	96,395
Other	1,874	Consumption Tax Payable	19,890
Allowance for Doubtful Accounts	(16,470)	Other	4,379
Fixed Assets	373,853	Fixed Liabilities	129,176
Tangible Fixed Assets	317,926	Employees’ Retirement Allowance	129,176
Buildings	42,338	Total Liabilities	2,291,319
Structures	11	Net Assets
Vehicles and Delivery Equipment	12,404	Shareholders’ Equity	2,152,868
Fixtures and Fittings	43,020	Capital	20,000
Lump-Sum Depreciable Assets	8,957	Capital Surplus	200
Land	211,194	Capital Reserve	200
Intangible Fixed Assets	13,259	Retained Earnings	2,132,668
Software	12,186	Retained Earnings Reserve	7,000
Other	1,072	Other Retained Earnings	2,125,668
Investments and Other Assets	42,668
Lease and Guarantee Deposits	21,738
Insurance Reserve Fund	20,787
Other	142	Total Net Assets	2,152,868
Total Assets	4,444,187	Total Liabilities and Net Assets	4,444,187

Statement of Income
(From June 1, 2011 to May 31, 2012)

	(Unit: Thousands of Yen)
Account Title	Amount
Sales		8,380,032
Cost of Sales		7,157,805
Gross Profit		1,222,226
Selling, General and Administrative Expenses		825,823
Operating Profit		396,403
Non-Operating Income
Interest Income	16,537
Dividend Income	91,643
Gain on Sales of Securities	5,920
Gain on Valuation of Securities	5,128
Other Income	164,033	283,262
Non-Operating Expenses
Interest Expenses	1,101
Loss on Sales of Securities	311,432
Loss on Valuation of Securities	25,537
Other Loss	0	338,071
Recurring Profit		341,594
Extraordinary Profit
Gain on Sales of Fixed Assets	538
Reversal of Allowance for Doubtful Receivables	13,256	13,795
Extraordinary Loss
Loss on Sales of Fixed Assets	119
Loss on Retirement of Fixed Assets	4,166	4,286
Net Profit before Taxes		351,104
Income, Resident, and Enterprise Taxes		191,326
Net Profit		159,777

Statement of Changes in Net Assets
(From June 1, 2011 to May 31, 2012)

(Unit: Thousands of Yen)
	Shareholders’ Equity
	Capital	Capital Surplus		Retained Earnings
		Capital Reserve	Total Capital Surplus	Retained Earnings Reserve	Other Retained Earnings		Total Retained Earnings
					Optional Deposit	Retained Earnings Carried Forward
Balance at the Start of the Fiscal Year	20,000	200	200	7,000	520,000	1,989,323	2,516,323
Changes in the Fiscal Year
Dividends from Surplus						(5,580)	(5,580)
Bonus						(20,000)	(20,000)
Net Profit						159,777	159,777
Cancellation of Treasury Stock						(517,853)	(517,853)
Changes in the Fiscal Year (Net)
Total Changes for the Fiscal Year	－	－	－	－	－	(383,655)	(383,655)
Balance at the End of the Fiscal Year	20,000	200	200	7,000	520,000	1,605,668	2,132,668

	Shareholders’ Equity		Total Net Assets
	Treasury Stock	Total Shareholders’ Equity
Balance at the Start of the Fiscal Year	(92,420)	2,444,103	2,444,103
Changes in the Fiscal Year
Dividends from Surplus		(5,580)	(5,580)
Bonus		(20,000)	(20,000)
Net Profit		159,777	159,777
Cancellation of Treasury Stock	517,853
Changes in the Fiscal Year (Net)	(425,433)	(425,433)	(425,433)
Total Changes for the Fiscal Year	92,420	(291,235)	(291,235)
Balance at the End of the Fiscal Year	－	2,152,868	2,152,868

Notes to Financial Statements
(From June 1, 2011 to May 31, 2012)

1.	The Financial Statements were prepared according to Guidelines on Accounting of Small and Medium-sized Enterprises.
2.	Notes to Matters concerning Important Accounting Polices
(1) Valuation Standards and Methods for Inventories
Cost method using specific identification method
(2) Depreciation of Fixed Assets
The declining-balance method is applied to tangible fixed assets.
The straight-line method is applied to buildings acquired on and after April 1, 1998.
(3) Accounting for Reserves
Special provisions for calculation of the provision limit for small and medium-sized enterprises are applied to the allowance for doubtful accounts and it is calculated according to the industry-classified provision rate.
(4) Accounting Treatment for Consumption Taxes
The tax exclusion method is applied as the accounting method of consumption tax.
3.	Notes to Balance Sheet
(1) Accumulated depreciation on tangible fixed assets	JPY 281,351,043
(2) Notes Receivable Discount	JPY 0
4.	Notes to Statement of Changes in Net Assets
(1) Types and Total Numbers of Issued Shares
Common Stock
Number of shares at the start of the fiscal year	400,000 shares
Increase for the fiscal year	0 shares
Decrease for the fiscal year	209,790 shares
Number of shares at the end of the fiscal year	190,210 shares
(2) Types and Total Numbers of Treasury Shares
Common Stock
Number of shares at the start of the fiscal year	20,000 shares
Increase for the fiscal year	84,000 shares
Decrease for the fiscal year	104,000 shares
Number of shares at the end of the fiscal year	0 shares
Class A Stock
Number of shares at the start of the fiscal year	8,000 shares
Increase for the fiscal year	97,790 shares
Decrease for the fiscal year	105,790 shares
Number of shares at the end of the fiscal year	0 shares
(3) Matters Dividends from Surplus for the Fiscal Year
The ordinary general shareholders’ meeting on July 28, 2011, resolved as follows:
Total amount of the dividends	JPY 5,580,000
Dividends per share	JPY 15.00
Record date	May 31, 2011
Effective date	July 28, 2011

Audit Repost of Statutory Auditor
Audit Report
I audited the performance of the duties of the Directors of the Company for the 39th fiscal year from June 1, 2011 to May 31, 2012. I reported the methods and details of the audit as follows:
1.	Methods and Details of the Audits
The statutory auditor communicated with the directors and employees and tried to collect information and improve the audit environment.  In addition, the statutory auditor attended the board of directors’ meetings and other important meetings, received reports from each directors and employees regarding the execution of their duties, requested explanations when necessary, reviewed the important authorization documents and investigated the status of business and assets of headquarters and major offices.  Based on the methods described above, the statutory auditor considered the business report and the annexed detailed statements thereof for the fiscal year.

Furthermore, the statutory auditor examined the accounting books and the materials thereof and considered the financial statements (balance sheet, statement of income, statement of changes in net assets and notes to financial statements) for the fiscal year and annexed detailed statements thereof.

2.	Audit Results
(1)	Audit results of business reports and other documents
(i)
I confirm that the business reports and annexed detailed statements thereof accurately represent the status of the Company in accordance with applicable laws and regulations and the Articles of Incorporation.

(ii)	I found no material evidence of wrongful acts or violation of laws and regulations or the Articles of Incorporation with respect to the performance of duties by the directors.
(2)	Audit results of financial statements and the annexed detailed statements thereof
I confirm that the financial statements and the annexed detailed statements thereof represent the status of assets and income and losses of the Company accurately in all material respects.

July 27, 2012
TESCO CO., LTD.
Statutory Auditor Kieko Akita [seal]
[End]

Location Map to the Venue of the Meeting of Shareholders

(Venue) 1-7-5 Yushima, Bunkyo-ku, Tokyo, Japan
Tokyo Garden Palace “TENKU”
Tell: +81 3 3813 6211

(Transportation)	Tokyo Metro Marunouchi Line	5 minutes’ walk from “Ochanomizu Station”
Tokyo Metro Chiyoda Line	5 minutes’ walk from “Shin-Ochanomizu Station”
JR Line	5 minutes’ walk from “Ochanomizu Station”

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that reflect WIN INTERNATIONAL CO., LTD.’s and TESCO CO., LTD.’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause WIN INTERNATIONAL CO., LTD.’s and TESCO CO., LTD.’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the business combination; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.